As filed with the U.S. Securities and Exchange Commission on July 2, 2014.

Registration No. 333-136920

Registration No. 333-152505

Registration No. 333-158656

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-136920

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152505

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-158656

UNDER

THE SECURITIES ACT OF 1933

RAYONIER INC.

(Exact name of registrant as specified in its charter)

North Carolina	13-2607329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Water Street, Suite 1400 Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Rayonier Inc. Fernandina Mill Savings Plan for Hourly Employees

Rayonier—Jesup Mill Savings Plan for Hourly Employees

(Full title of the plan)

Christopher A. Van Tuyl

Associate General Counsel and Corporate Secretary

225 Water Street, Suite 1400

Jacksonville, Florida 32202

(Name and address of agent for service)

(904) 357-9100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On June 27, 2014, Rayonier Inc. (the “Company”) separated its performance fibers business from its remaining businesses (the “Separation”). The Separation occurred by means of a spin-off of a newly formed company named Rayonier Advanced Materials Inc. (“RYAM”). Following the Separation, the Company distributed all of the issued and outstanding shares of common stock, par value $0.01 per share, of RYAM to the Company’s shareholders (the “Distribution”). In connection with the Separation and Distribution, RYAM assumed, among other things, (i) the sponsorship of the Rayonier Inc. Fernandina Mill Savings Plan for Hourly Employees (the “Fernandina Mill Plan”) and (ii) the sponsorship of the Rayonier—Jesup Mill Savings Plan for Hourly Employees (the “Jesup Mill Plan”). Consequently, the Company no longer sponsors the Fernandina Mill Plan or the Jesup Mill Plan and is filing this Post-Effective Amendment No. 1 to the Fernandina Mill Registration Statements (as defined below) and the Jesup Mill Registration Statement (as defined below) in accordance with the Company’s undertaking set forth in Part II, Item 9 of such registration statements.

Fernandina Mill Plan

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to deregister certain common shares, no par value (“Common Shares”), of the Company previously registered for issuance under the Fernandina Mill Plan by the Company pursuant to Registration Statements on Form S-8 (Registration Nos. 333-136920 and 333-152505), filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 28, 2006 and July 24, 2008, respectively (collectively, the “Fernandina Mill Registration Statements”). The Fernandina Mill Registration Statements registered an aggregate of 1,200,000 Common Shares and an indeterminate amount of interests in the Fernandina Mill Plan (the “Fernandina Mill Plan Interests”). The Fernandina Mill Registration Statements are hereby amended to deregister all Common Shares that were previously registered with respect to the Fernandina Mill Plan under the Fernandina Mill Plan Registration Statements and that remain unissued as of the date hereof and all Fernandina Mill Plan Interests that were registered under the Fernandina Mill Registration Statements and that remain unissued as of the date hereof. After giving effect to this Post-Effective Amendment, there will be no remaining registered Common Shares available for issuance with respect to the Fernandina Mill Plan.

Jesup Mill Plan

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to deregister certain Common Shares of the Company previously registered for issuance under the Jesup Mill Plan by the Company pursuant to the Registration Statement on Form S-8 (Registration No. 333-158656), filed with the Commission on April 20, 2009 (the “Jesup Mill Registration Statement”). The Jesup Mill Registration Statement registered 5,000,000 Common Shares and an indeterminate amount of interests in the Jesup Mill Plan (the “Jesup Mill Plan Interests”). The Jesup Mill Registration Statement is hereby amended to deregister all Common Shares that were previously registered with respect to the Jesup Mill Plan under the Jesup Mill Registration Statement and that remain unissued as of the date hereof and all Jesup Mill Plan Interests that were registered under the Jesup Mill Registration Statement and remain unissued as of the date hereof. After giving effect to this Post-Effective Amendment, there will be no remaining registered Common Shares available for issuance with respect to the Jesup Mill Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 2, 2014.

Rayonier Inc.

By:	/s/ H. Edwin Kiker
H. Edwin Kiker
Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by the following persons in the capacities indicated on July 2, 2014.

Signature	Title

/s/ David L. Nunes David L. Nunes	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ H. Edwin Kiker H. Edwin Kiker	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Richard D. Kincaid Richard D. Kincaid	Director

/s/ John Ellis Bush John Ellis Bush	Director

/s/ V. Larkin Martin V. Larkin Martin	Director

/s/ David W. Oskin David W. Oskin	Director